UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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     In connection with the proposed transaction, Renal Care Group plans to file with the SEC and mail to its shareholders a proxy statement that will contain information about Renal Care Group, Fresenius, the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and a proxy card from Renal Care Group by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Renal Care Group, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Renal Care Group.

     Renal Care Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Renal Care Group’s shareholders with respect to the proposed merger. Information regarding Renal Care Group’s executive officers and directors is available in Renal Care Group’s proxy statement, dated April 28, 2005, for its 2005 annual meeting of shareholders. Information regarding any interests that Renal Care Group’s executive officers and directors may have in the transaction with Fresenius will be set forth in the proxy statement that Renal Care Group intends to file with the SEC in connection with the proposed merger.

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     In connection with the proposed transaction, Renal Care Group plans to file with the SEC and mail to its shareholders a proxy statement that will contain information about Renal Care Group, Fresenius, the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and a proxy card from Renal Care Group by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Renal Care Group, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Renal Care Group.

     Renal Care Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Renal Care Group’s shareholders with respect to the proposed merger. Information regarding Renal Care Group’s executive officers and directors is available in Renal Care Group’s proxy statement, dated April 28, 2005, for its 2005 annual meeting of shareholders. Information regarding any interests that Renal Care Group’s executive officers and directors may have in the transaction with Fresenius will be set forth in the proxy statement that Renal Care Group intends to file with the SEC in connection with the proposed merger.

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TRANSCRIPT OF MAY 4, 2005 Conference Call

I would now like to turn the presentation over to your host for today’s conference, Mr. Gary Brukardt, President and Chief Executive Officer of Renal Care Group.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Thank you, Anika, and good morning, everyone. Thank you for joining us this morning to discuss our first-quarter earnings and our announcement that Renal Care Group has entered into a definitive agreement under which Fresenius Medical Care will acquire all of the stock of Renal Care Group in an all-cash transaction valued at approximately $4 billion.

Participating with me on the call today are David Dill, our Chief Financial Officer, and Dr. Ray Hakim, our Chief Medical Officer. But before we begin, Doug Chappell, Renal Care Group’s General Counsel, has the usual cautionary statement to make regarding forward-looking information.

Doug Chappell - Renal Care Group, Inc. — General Counsel

Thank you, Gary. Some of the information we provide and discuss in this call is forward-looking information and is given in reliance on the Safe Harbor provided by the Private Securities Litigation Reform Act. These forward-looking statements involve known and unknown risks and uncertainties and will include comments by Mr. Brukardt, Dr. Hakim and Mr. Dill about the transaction between Renal Care Group and Fresenius Medical Care, as well as comments about Renal Care Group’s prospects and corporate objectives. Our actual results could differ materially from these forward-looking statements due to certain factors, including the contractual conditions to the closing of the transaction with Fresenius Medical Care, the dependence of our re profits on the services we provide to a small portion of our patients with private insurance, changes in the Medicare and Medicaid programs, changes in the healthcare delivery, financing or reimbursement systems, risks related to the drug Epogen, compliance with healthcare and applicable laws, and our substantial leverage. These and other risks and uncertainties are discussed in our reports filed with the SEC, including our annual report on Form 10-K for the year ended December 31, 2004.

In addition, Renal Care Group will promptly file with the SEC a current report on Form 8-K, which will include the merger documents for the Fresenius transaction. The proxy statement about — that we plan to file with the SEC and mail to our shareholders will contain information about Renal Care Group, Fresenius Medical Care, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it becomes available. It is important — it will contain important information that shareholders should consider before making a decision about the merger.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

All right, thanks, Doug.

This morning, we will start with a brief discussion of the agreement with Fresenius Medical Care, and then we’re going to report on the Renal Care Group’s earnings and clinical results for the first quarter ending March 31, 2005. Then as usual, after that, we will open up the call for questions.

As you saw in the release we issued earlier, Renal Care Group has entered into a definitive agreement with Fresenius Medical Care under which Fresenius Medical Care will acquire all of Renal Care Group’s outstanding stock for $48 per share. This transaction was recommended by management and unanimously approved by Renal Care Group’s Board of Directors. It will result in the creation of the largest provider of dialysis services in the United States. Closing of the transaction is subject to customary conditions, including antitrust clearance.

We made this decision based on a number of important factors. Most importantly, we believe that the transaction is in the best interests of our shareholders and provides an excellent return on their investment. Shareholders of Renal Care Group will receive $48 for each common share that they own.

In terms of timing, second, as you are well aware, the dialysis industry continues to consolidate. In December of ‘04, Davida entered into an agreement to acquire the U.S. DIALYSIS services business of Gambro Healthcare and in addition, they entered into a long-term supply agreement to purchase most of the dialysis equipment and products from Gambro in connection with that acquisition. In light of these developments, Fresenius Medical Care approached Renal Care Group in an effort to solidify their leading position in the U.S., and our Board of Directors decided that the time was right to deliver the substantial premium to our shareholders.

Third, we believe that our patients, physicians, and associates will be well-served by Fresenius Medical Care. They certainly share our commitment to using innovative technology, maintaining high clinical standards, and working to improve the quality of life for patients with chronic kidney disease.

Fresenius Medical Care has been a long-standing supplier of high-quality products to dialysis providers around the world, including ourselves here at Renal Care Group. In fact, about 80% of the dialysis machines and dialyzers that we use come from Fresenius (indiscernible) 50% of our disposable supplies, and about 25% of our PD solutions that we use in our facilities are manufactured by Fresenius.

We believe that Fresenius Medical Care makes superior products, which is why we purchase most of our equipment and dialysis supplies from them today. Fresenius Medical Care has been a good business partner as a supplier, and we believe Fresenius is an excellent service provider as well.

Finally, this transaction will give Renal Care Group’s associates an opportunity to work with a global provider with many resources. Fresenius Medical Care is the world’s largest integrated provider of products and services for dialysis patients. Through its network of approximately 1,630 analysis clinics in North America, Europe, Latin America and Asia Pacific, Fresenius Medical Care provides dialysis treatments to approximately 125,000 patients around the globe.

Fresenius Medical Care is also the world’s leading provider of dialysis products, including hemodialysis machines, dialyzers and related disposable products. Fresenius Medical Care works with more than 44,000 employees in over 100 countries and focused on continuously improving the quality of life for patients with end-stage renal disease.

Renal Care Group is a very special company, and I feel a personal obligation to our associates, affiliated physicians and patients, to make certain that the transition and integration processes are done in a manner that honors what we’ve rebuilt together over the Company’s nine-year history. You have my heartfelt commitment and I am dedicated to continuing to work hard, along with the number of Renal Care Group’s senior management team and the Fresenius Medical management team, to ensure continuity of care for our patients and lasting success for our associates.

I’d just like to add, on a personal, note as we’ve worked through this process, I’d really like to compliment the Fresenius management team and the Renal Care Group management team. As we’ve worked through the process, I’ve always had a great deal of respect for the senior management and the leadership at Fresenius — Ben Lipps, Motts Walstrum (ph) and Rice Powell. I’ve come to continue to appreciate and respect them even more, and I guess what I’m very impressed with is they share the same passion for taking care of patients that we do here at Renal Care Group. That’s an important part of their culture and our culture as well. We share a common commitment and a common set of values in terms of taking care of patients, and I appreciate that and respect them for that.

We anticipate a smooth transition with no disruption to our operations and expect business as usual in our facilities through the process. There are no planned closings of Renal Care Group’s facilities, and I look forward to working with our management team here through the transition and working with their management team. It’s my intent to work with them in a senior position as we move forward with this transaction.

So, before we get to the question-and-answer portion of the call, we will report on our first-quarter results and recent activities. Dr. Hakim will discuss medical outcomes and then David Dill will present a detailed financial report on the Company for the quarter.

Dr. Hakim?

Dr. Ray Hakim - Renal Care Group, Inc. — Chief Medical Officer

Thank you, Gary.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Oh, I’m sorry. I missed some of the financial highlights for the quarter ended March 31, 2005, which you can see in more detail in our earnings press release. Our revenues increased to 373.5 million, a 34.3% increase over the same quarter last year. Net income for the first quarter increased 11.8% to 33.6 million or $0.48 per share compared with net income of 30.1 million or $0.42 per share in the first quarter of 2004. As planned, we opened a total of six de novos in the first quarter of 2005. Ray?

Dr. Ray Hakim - Renal Care Group, Inc. — Chief Medical Officer

Thank you, Gary. Good morning, ladies and gentlemen.

I’m sure today’s announcement about the definitive agreement between Fresenius and Renal Care Group will be the focus of your interest, but I wanted to take a moment to highlight the outcome of patients entrusted to our care. I will also be commenting on some of the regulatory and legislative initiatives we have participated in.

But first, I want to start by highlighting the eight and potentially the last annual Renal Care Group medical conference, which took place here in Nashville over the weekend of April 23/24, approximately ten days ago. The meeting was attended by more than 1,200 Renal Care Group associates and more than 100 medical directors and attending physicians. There were also separate sessions the day before for medical directors, various advisory boards and practice managers. We are tabulating the evaluations of the participants, but both Gary and I have received a lot of wonderful comments about the meeting.

At the meeting, we highlighted the results that we have received from an independent organization called DOPPS, which stands for dialysis outcome and practice pattern study and which evaluates the outcome of about the 1,000 randomly selected patients dialyzed at Renal Care Group facilities compared to 10,000 also randomly selected patients dialyzed elsewhere in the United States. Compared to the rest of the United States, patients dialyzed in Renal Care Group facilities had the relative risk of mortality of 0.8, after adjusting for major patient characteristics such as age, gender, race and diagnoses. That means that the risk of mortality for patients in Renal Care Group facilities is 20% less than the rest of the United States. When adjusted for other comorbidities, the relative risk of mortality is even lower. Similarly, the risk of hospitalization for Renal Care Group patients found by this organization was 17% less for Renal Care Group patients than the rest of the United States.

These great outcomes may well be related to the higher percentage of patients who receive an optimal dose of dialysis, have better nutritional status and less catheter use. Again, I won’t go through the specific numbers now but would be glad to answer any questions on those outcomes during the Q&A session.

On the regulatory side, representatives of the Kidney Care Partners, which groups together 26 kidney-related organizations as well as the Renal Leadership Council, which groups together the providers of dialysis services, have developed a joint response to CMS under proposed conditions of coverage. While we agreed with some of the proposals, we strongly disagreed with elements of the proposed regulations that were uniformly interpreted as unfunded mandates. The timeline for CMS to come up with definitive rules is still quite a few months away, so we hope to continue our dialogue with them on the conditions of coverage.

Still on the regulatory side, we are awaiting CMS’ response to the concerns we raised about the proposed inadequate audit policy and EPO (ph) utilization. We understand that the solutions proposed by the Kidney Care Partners and the Renal Leadership Council are being viewed positively by CMS, but we’re still awaiting their final determination.

On the legislative side, Kidney Care Partners was successful in introducing a bill in both the U.S. House and Senate called the Kidney Care Quality and Improvement Act of 2005. These bills in the House are 1298 and the Senate 635. In the Senate, the bill was enthusiastically sponsored by Senator Santorum, a Republican from Pennsylvania, and Senator Conrad, Democrat from North Dakota. On the House side, again in a bipartisan way, by Representative Camp, Republican from Michigan, and Representative Jefferson, Democrat from Louisiana. Both of them are on the House Ways and Means Committee, which plays a key role in this legislation.

Since the introduction of the bill, we’ve been very active in having more senators and representatives cosponsor the bill, and we’re hopeful that this year Congress will pass this bill.

To remind everybody, the major elements of the bill include establishing an annual update framework for the ESRD composite freight (ph), providing Medicare coverage for pre-dialysis education services, improving the home dialysis benefits, and finally, creating public and patient education initiatives to increase chronic kidney disease awareness.

Finally, as many of you have heard, I have announced my decision to find a successor for the Chief Medical Officer position and to retire at the end of my employment agreement in May, 2006. I want to quickly add that these discussions about my status have been ongoing for about a year with Gary, and at the time that we had no inkling about the interest of FMC in Renal Care Group. It really had to do with my belief that every key manager needs to prepare for a successor, and my desire after eleven years to start working less than seven days a week, which is what is really needed for this job.

As Gary mentioned, the senior management of Fresenius, whether it is Dr. Mike Lazarus, Rich Powell, Motts Walstrum (ph) or Ben Lipps in particular, whom I’ve known and respected for more than 20 years now, have asked all Renal Care Group senior management, including myself, to actively consider assuming a leadership role in the new organization. Because of my deep respect for them, I will be actively considering their proposal and in the meantime work together to ensure a smooth transition.

I will stop here and would be glad to answer any questions you may have after David gives his presentation.

David Dill - Renal Care Group, Inc. — CFO, EVP

Thank you, Dr. Hakim.

To begin with, I would like to add a few additional points about the transaction structure. First, the total consideration of approximately $4 billion will consist of a cash payment of $48 per share to holders of Renal Care Group common stock and the assumption of Renal Care Group’s outstanding debt of approximately $500 million. The transaction represents a multiple of 12.1 times our last 12 months’ EBITDA of $331 million. Completion of the transaction is subject to customary conditions, including antitrust clearance. We are optimistic that such conditions will be satisfied and the transaction will be consummated by the end of September, 2005. Fresenius Medical Care has agreed to use its best efforts to comply with any regulatory requirements necessary to complete the transaction.

Earnings per diluted share for the first quarter of 2005 were $0.48 per share compared with $0.42 for the first quarter of 2004, an increase of 14.3%. Our GAAP results for the first — (technical difficulty) — 2004 give effect to resolutions of contractual issues with payors that favorably impacted earnings per share by $0.04. Excluding this favorable impact in 2004, non-GAAP earnings per diluted share increased by 26.3%, from $0.38 per diluted share to $0.48 in the first quarter of 2005. This increase was driven by organic revenue growth, organic volume growth, the integration of NNA and the other acquisitions that we’ve completed and announced during the previous 12 months.

First-quarter revenues increased 34.3% to 373.5 million; that’s compared to 278 million for the first quarter of 2004. Our same-market treatment growth was 3% for the first quarter of 2005 and at the low end of our stated range of 3 to 5% for the year, as expected. As we’ve previously discussed, we elected not to renew certain medical director agreements in the second half of 2004. As a result, we expect growth rates in the first half of the year to be at the low end of our stated range because we are comparing growth to periods before these nonrenewals.

Patient service revenue for treatment increased slightly to $324 per treatment. That’s compared to $323 per treatment for the first quarter of 2004. As I mentioned earlier, our revenue per treatment in the first quarter of 2004 was favorably impacted by approximately $4.7 million from the resolution of the payor issues. Excluding the effect of these resolutions, revenue per treatment in the first quarter of 2004 was $317 per treatment and sequentially, our revenue per treatment increased $6 from $318 per treatment in the fourth quarter of 2004. The increase in our net revenue per treatment is due to several factors — one, the impact of our annual price increase implemented in the fourth quarter of 2004; favorable negotiations of certain managed care contracts; the net impact of the 1.6 increase in the ESRD composite rate, including the change in Medicare’s reimbursement for ancillary drugs; and four, a very small increase in the utilization of our drugs through the Company.

Basic care costs increased to 66% of revenues in the first quarter of 2005, as compared to 64.5% in the same quarter of 2004. On a per-treatment basis, patient care costs increased 2.9% to $215 per treatment, compared to $209 per treatment for the first quarter of 2004. The increase is due to generally higher salary and benefit cost, lease cost, routine supply cost experienced in the former NNA facilities.

General and administrative costs — year-over-year, our G&A costs were flat as a percent of revenue at 8.2%. G&A costs in the first quarter of 2005 were impacted by certain costs associated with the subpoena that we received in October of 2004.

EBITDA for the first quarter of 2005 increased by $19.2 million from the first quarter of 2004 to 88.1 million. Excluding the effects of payor contracts, EBITDA increased 23.9 million or 37.3%. We completed the first quarter of 2005 with EBITDA margins of 23.6%.

Our balance sheet at March 31, 2005 reflected 12.9 million in cash and total debt of approximately 500 million. Based on first-quarter annualized results, our leverage is approximately 1.4 times EBITDA. Days Sales Outstanding declined from 68 days as of December 31, 2004 to 66 days at the end of the first quarter, reflecting strong collections during the quarter. Operating cash flow for the first quarter of 2005 was approximately 65.1 million, as compared to 45.5 million in the first quarter of 2004. For the first quarter, capital expenditures were 22.2 million.

During the first quarter, we opened six de novo facilities, as Gary has mentioned, and we are on schedule to meet our goal of opening between 20 and 25 de novos this year. Although our acquisition program utilized the bulk of our free cash flow in the quarter with an investment of $44 million, we also repurchased $9.4 million of Renal Care Group’s stock during the first part of the first quarter.

With that, Gary, that concludes my prepared comments.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Thanks, David.

At the outset, I had asked that you please refrain from asking questions regarding the impact the transaction will have on Fresenius Medical Care. So with that, operator, we are ready to take questions. Anika, thank you.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Darren Lehrich of Deutsche Bank.

Darren Lehrich - Piper Jaffray — Analyst

Thanks. Good morning, everyone. Congratulations on this transaction. Gary, just hoping to get your thoughts — you know, just maybe stepping back a little bit — any aspect of the business in your view that has changed, you know that would make you want to sell now versus two to three years ago? I’m just really trying to get some perspective as to why you feel now is the right time to be selling the Company.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Yes, Darren, we feel very good about the business. We have seen, in the last several months, good opportunity in the acquisition pipeline that we’ve been looking at. As Dr. Hakim has shared with you on this call and the previous call, we’ve gotten some encouragement from MedPAC in terms of their support of the sector. On the legislative front, we’ve got the bill introduced and it’s moving its way through, so given all the factors there — our margins, we feel good about our margins in terms of our operations. This was an opportunity presented to us with, you know, the world’s leading dialysis therapy company. I think it gives our associates, our physicians and everybody an opportunity to link up with the premier products company in the world, an excellent service company and premier service company in the world, with ourselves. It gives us a good platform to position the Company, the combined company, well into the future.

So we feel good about the sector, and their outcomes are very good. You put all that together, I think it mad good sense for our shareholders; it made good sense for our stakeholders. So we feel good about the space going forward. David or Ray, do you want to add anything?

Dr. Ray Hakim - Renal Care Group, Inc. — Chief Medical Officer

No.

Darren Lehrich - Piper Jaffray — Analyst

Thanks a lot. Congratulations.

Operator

Bill Bonello of Wachovia Securities.

Bill Bonello - Wachovia Securities — Analyst

A couple of questions — can you clarify your comment about subject to FTC review? Specifically, what happens if the FTC says that you have to divest a bunch of centers in order to close the deal?

Doug Chappell - Renal Care Group, Inc. — General Counsel

Bill, this is Doug Chappell. Let me answer that question. As I said earlier in the call, we will file an 8-K today that will have the merger agreement with it. There are very specific provisions in there on the efforts that FMC has to use to close the deal. But let me say that the language that’s in there is very comparable to what is in the Davida/Gambro deal requiring Fresenius to take really all the risk on the antitrust side.

Bill Bonello - Wachovia Securities — Analyst

Okay, so in other words, they can’t terminate the deal simply because they have to divest 8% of the centers or something?

Doug Chappell - Renal Care Group, Inc. — General Counsel

That’s right.

Bill Bonello - Wachovia Securities — Analyst

Okay, that’s very helpful. Then secondly, you talked about your plan for de novos. From an acquisition standpoint, would you pretty much bring acquisition activity to a halt for now?

Gary Brukardt - Renal Care Group, Inc. — President, CEO

It’s our intention to move forward with our acquisition and de novo development programs. Between now and closing, we to stay focused on our business. All of our associates are committed to taking care of our patients and we will continue down the line of looking at the de novos we’ve been working on and the acquisition pipeline.

Bill Bonello - Wachovia Securities — Analyst

Okay. Then just finally one clinical question — you mentioned increased utilization of drugs. Are you seeing any shift of utilization in vitamin B? Davida talked about that a little bit on their call, that there seemed to be almost month-to-month variation in utilization as people were digesting various diagnostic recommendations. I am just curious where you guys are at with that.

David Dill - Renal Care Group, Inc. — CFO, EVP

Bill, in my comment, when you look at Epo, Epo has generated — it was a very small increase in the first quarter compared to the fourth quarter. All the other drug therapies are very consistent now over the last three or four quarters.

Dr. Ray Hakim - Renal Care Group, Inc. — Chief Medical Officer

Bill, we have not changed any of our suggested protocols of best-demonstrated practices or targets. So whatever changes there may be — and David mentioned, there hasn’t been, in our view — do not reflect anything that we are trying to get to happen.

Bill Bonello - Wachovia Securities — Analyst

Great, thank you very much.

Operator

Justin Lake of UBS.

Justin Lake - UBS Warburg — Analyst

Good morning. Thanks. A couple of questions — first, on the deal, do you feel like or — I guess you talked — obviously you’ve talked to a number of attorneys that have been involved with the FTC, regarding the transaction. I’m just wondering if you’ve been advised or you think that there’s the possibility that the FTC may take a step back and look at this more on a kind of macro or global level in the U.S., versus local market, given the consolidation now of four players to two players — or do you still feel like this going to be a market-by-market type of review?

Doug Chappell - Renal Care Group, Inc. — General Counsel

Bill, again, Doug Chappell. I think and we’ve been advised that the FTC will continue to look at the healthcare market in general and the dialysis space in particular on a market-by-market basis, in large part because there are very few national payors.

Justin Lake - UBS Warburg — Analyst

Okay, great. Thanks. Then in regards to the business, on the quarter, it looks like we saw a decrease sequentially in allowance for doubtful accounts, and also a minority interest. I’m just wondering what the drivers were there.

David Dill - Renal Care Group, Inc. — CFO, EVP

Yes. Specifically on provision for doubtful accounts, we have done a much better job as we integrated NNA into our operations and made a big push at the end of the first quarter — that the end of the fourth quarter heading into the first quarter, on securing secondary insurance for as many patients as possible. What that does is it lowers the amount of patients that don’t have secondary insurance, which in turn lowers the provision for doubtful accounts just slightly quarter over quarter.

On the minority interest line, that’s just clearly a function of the profitability of all of our joint ventures, and there’s nothing unusual in that account.

Justin Lake - UBS Warburg — Analyst

Okay, so if I look at the minority interest line, it was actually down about 7 or 8% versus the fourth quarter. Is that just the fewer days? I mean it didn’t look like the business was a lot less profitable versus the first quarter, so is there anything in particular with regards to those minority-owned centers?

David Dill - Renal Care Group, Inc. — CFO, EVP

There’s nothing in particular. There were some acquisitions that we completed during the first quarter that were all structured as 100% on-units (ph), and when you add 100% on units, you look at the absolute dollars in minority interest and just by the math it would decline.

Justin Lake - UBS Warburg — Analyst

Okay, thank you very much.

Operator

Art Henderson of Jefferies & Company.

Art Henderson - Jefferies & Co. — Analyst

Good morning. I was wondering if you could comment on how much overlap there is between Renal Care Group centers and Fresenius centers, and if there are any specific markets where there is a lot of overlap that the FTC may take a look at.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Doug?

Doug Chappell - Renal Care Group, Inc. — General Counsel

At this point, I think we would prefer not to comment on specific markets.

Art Henderson - Jefferies & Co. — Analyst

Okay, fine. Now, is there a potential for — if there is divestitures that need to be done to swap assets with Davida and their Gambro sort of FTC issues that are going on there?

Doug Chappell - Renal Care Group, Inc. — General Counsel

As I said at the — in answering the first question on these things, we’re really not in the driver’s seat on dealing with these issues. Since FMC has all the risks, they are going to be the ones who answer that question.

Art Henderson - Jefferies & Co. — Analyst

Then lastly, is there anything in your medical director agreements, any sort of change in control provisions or anything that are in there?

Doug Chappell - Renal Care Group, Inc. — General Counsel

Nothing that will impact the deal.

Operator

Balaji Gandhi of Pacific Growth Equities.

Balaji Gandhi - Pacific Growth Equities — Analyst

Good morning. I just had a question just back on the bad debt expense. David, you talked about some secondary payor. I guess you found another payor for some of your patients. Could you go more into that and what that payor might be?

David Dill - Renal Care Group, Inc. — CFO, EVP

We have programs to secure secondary insurance. We have social workers and financial counselors that have access to different products, and we just made a big push. We noticed that there were some patients within the NNA clinics that, instead of NNA securing secondary insurance for many of those patients, they tried to recover costs under the cost reports and as practice with the Renal Care Group facilities, we elected to secure as much secondary insurance as possible. It comes from a variety of vehicles, the American Kidney Fund and other vehicles as well.

Balaji Gandhi - Pacific Growth Equities — Analyst

So is there any kind of leftover or catch up to do on NNA or is this kind of the — I’ve got about $7 in change on bad debt per treatment. Is that a good number that you think you could be at?

David Dill - Renal Care Group, Inc. — CFO, EVP

Yes, I think so. Any of the patients that we brought on with secondary insurance, we’ve got most of the work done as we ended up ‘04 and moved into ‘05.

Operator

Ryan Daniels of William Blair.

Ryan Daniels - William Blair & Co. — Analyst

Congrats on the deal. A couple of quick follow-ups — can you comment potential on what will take place over the next six months with a lot of the programs that you put in place, like Right Start and things of that nature, as you prepare to kind of move into the Fresenius network and family?

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Yes, I will make a comment on that, and then Ray may add something.

One of my major responsibilities and the thing that I’m looking forward to is leading this transition plan and integration plan and so, over the next few weeks, we’re going to start to develop that plan, put it in place. Obviously, one of things that we want to do is both companies have a lot of best demonstrated practices. Both companies are focused on the CQI processes, and I think the really unique opportunity here is to take the best of both companies and find the best way to get things done. As we look at some of the things we’ve been working on and some of the things that they have been working on at Fresenius, I think we can maximize that and put that into our planning process as we move towards the close of the transaction. Ray, anything you’d like to add on that?

Dr. Ray Hakim - Renal Care Group, Inc. — Chief Medical Officer

Just that we’ve not really sat down to discuss any specific activities or programs that we have with them but clearly, this is —FMC has always been an organization that has focused on improving patient outcomes. We feel that some of the ideas that we may have come up with will be at least looked at very carefully, and I think we both — our organizations that feel if we do well for the patients, the organizations will do well. So, without making any commitments on their part, I think we will just sit down and discuss the programs and see whether they are receptive to pursuing them, although I think they would clearly come at it from a very good outlook and very good intentions.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Yes, given their vertical integration, this gives us a great opportunity as we look over the coming months to see how we can look at services and products that improve care to patients and improve productivity amongst our staffs. I think this is one of the unique characteristics of the vertically integrated approach here.

Ryan Daniels - William Blair & Co. — Analyst

Kind of, Gary, following up with that comment, any thoughts on single-use dialyzers? I know it’s something you guys have currently at some of your operations. Will you gradually start to migrate towards that, knowing that ultimately Fresenius will probably want to operate that way, or will you wait until the transaction closes before any move towards that?

Dr. Ray Hakim - Renal Care Group, Inc. — Chief Medical Officer

As you know, Ryan, we have a substantial number of the patients, particularly those that came over with NNA transaction, already on single-use. Also we have developed a program for looking at single-use in a number of markets. For us, it has always been an economic decision and to the extent that the integration and the transition will allow us to do that, we will certainly be able to offer it to as many medical directors as may wish to participate in it. So it’s not a RCG (ph) driven policy as much as —you know, once the economic factors are removed, it’s going to be primarily a medical decision.

Ryan Daniels - William Blair & Co. — Analyst

Okay, great. Then last question and I will hop off — and maybe, David, you can address this. Just thinking about your acquisition targets for the year, I know Gary said that probably won’t slow down but if we think of where you guys have overlap and where they are strong on the East Coast and California, I have to imagine you will probably stay back from those markets due to the risk of potentially having to divest. Does this deal in that scenario impact your ability to kind of hit your numbers through the remainder of the year, or are you still quite comfortable with that?

David Dill - Renal Care Group, Inc. — CFO, EVP

We are very comfortable. The sales from the 1500 patients that we put out as our corporate objectives, those came on evenly throughout the year. By the announcements that we’ve made, (indiscernible) a couple of January 1, a few more transactions that we closed on April 1. We are well ahead of the plan right now. We are in constant discussions today, especially with all the physicians in the business, businesspeople, with pending acquisitions that we have, but we feel, based on the pipeline and some indications that we have from them, coupled with transactions that we’ve already closed, Ryan, we should be in good shape ending up the year.

Ryan Daniels - William Blair & Co. — Analyst

Okay, great. Congrats again on the deal.

Operator

Gary Taylor of Banc of America.

Gary Taylor - Banc of America Securities — Analyst

Good morning. Nice transaction, of course. Most of my questions have been answered. I just wondered, though. You hinted a little bit and Fresenius did on their call that at least David and Gary would potentially be assuming some roles. I guess my question is, is any of that definitive? Can you comment on some of the other senior management, or is that still all still in flux?

Gary Brukardt - Renal Care Group, Inc. — President, CEO

In terms — as I mentioned in my opening remarks, in terms of the leadership role in the transition/integration process, I will be leading that with some of the management here from Renal Care Group. It’s my intention to continue to work in the senior management role of the Company going forward. As we look to this transition process in the next few weeks, we will be discussing with our senior management team and with theirs what the plan is and who will be in what positions, etc., going forward. So, it’s a little premature for us to comment on that now but I think the very positive thing here is both companies have an excellent senior management team and given the size and scope of the Company, there’s ample opportunity for people to assume roles in the organization. We will be looking at that as we develop the integration plan. Is that helpful?

Gary Taylor - Banc of America Securities — Analyst

Sure, great. Good luck.

Operator

Eric Percher of Thomas Weisel Partners.

Eric Percher - Thomas Weisel Partners — Analyst

David, we had talked about the fact that the Davida/Gambro acquisition might mean more opportunities for your development and acquisition pipeline. Have you seen any of that? If so, does this kind of level the playing field there?

David Dill - Renal Care Group, Inc. — CFO, EVP

As Gary pointed out in some of his prepared comments, the acquisition pipeline has been very robust. I think our development team had done a wonderful job on bringing a lot of transactions to the table, many of which we’ve already closed. There’s some communication processes now that we will go through, but I do think the Davida/Gambro transaction has brought out new opportunities that we’ve been able to capitalize on so far.

Eric Percher - Thomas Weisel Partners — Analyst

Okay. I guess one way to as the question is, who are you competitors out there? The other is, is there a lot of demand out there for acquisitions of centers that will be divested over the next year?

David Dill - Renal Care Group, Inc. — CFO, EVP

I think there will be demand. There are a lot of companies out there, obviously few of the size of us, David, and Fresenius, but there are companies on the East Coast and West Coast that are backed by a lot of private equity money behind it. I would expect those companies to remain active. We will remain active as well, to the extent that we can without creating any antitrust issues going through this process between signing and closing. So I don’t expect the demand to go down. There are assets that we’ve heard from Davida on their most recent conference call that will hit the market and I assume there will be plenty of demand there to take the supply.

Eric Percher - Thomas Weisel Partners — Analyst

Excellent. Thanks very much.

Operator

Dax Valassis (ph) of Gates Capital Management.

Jeff Gates - Gates Capital Management — Analyst

It’s actually Jeff Gates. Is there anything in the deal that requires an adjustment in the purchase price if the transaction gets delayed beyond a certain point?

Doug Chappell - Renal Care Group, Inc. — General Counsel

No, there is not.

Jeff Gates - Gates Capital Management — Analyst

Okay. Is there any material adverse change clause for the overall equity markets are anything like that in the deal?

Doug Chappell - Renal Care Group, Inc. — General Counsel

Again, there is not.

Jeff Gates - Gates Capital Management — Analyst

I assume it’s contingent on financing?

Doug Chappell - Renal Care Group, Inc. — General Counsel

There is — we said, in our press release, FMC has commitments for the financing. There are very limited conditions in the agreement, which again will be filed today, tied mostly to things that we have to do that are tied to their financing, but there is no broad financing condition.

Jeff Gates - Gates Capital Management — Analyst

Okay, thank you.

Operator

Frank Rango of John A. Levin.

Frank Rango - John A. Levin & Co. — Analyst

I know that there’s two proposals that Fresenius is putting to its shareholders. I was wondering if the RCI deal is in any way conditional upon them getting approval for those proposals.

Doug Chappell - Renal Care Group, Inc. — General Counsel

Again, this is Doug Chappell. It is not. Our deal is already financed through their commitment letters and as an all-cash deal is not at all conditioned on what they’ve got before their shareholders.

Operator

Sam Saba (ph) of Quattro Global Capital.

S.T. Telefrigatta - Quattro Global Capital — Analyst

It’s S.T. Telefrigatta with Sam. With respect to the financing, you just mentioned that there’s no broad condition. Are there any conditions on the financing that relate to the subpoena and with respect to Medicare reimbursement changes in general on the EPO or the ESRD?

Doug Chappell - Renal Care Group, Inc. — General Counsel

I can’t and don’t want to comment on that beyond saying that I think Fresenius is going to file those commitment letters, but there are no conditions related to those things in our deal.

S.T. Telefrigatta - Quattro Global Capital — Analyst

Okay, great. You made a comment earlier that they would bear the risk with respect to antitrust. Can you elaborate on what you exactly mean by “bear the risk”?

Doug Chappell - Renal Care Group, Inc. — General Counsel

As I indicated earlier, the antitrust language in the merger agreement is very strong and effectively, to the extent that the FTC or DOJ requires divestitures, Fresenius will have to do that and will have to close.

S.T. Telefrigatta - Quattro Global Capital — Analyst

Great. Thank you and congratulations.

Operator

Sumit Segal (ph) of CSFB.

Sumit Segal - Credit Suisse First Boston — Analyst

Good morning. Could you give us a little information on the sale process? Did you talk to any of the buyers you mentioned (indiscernible) equity money chasing the sector. Secondly, any background on the consideration why it’s sort of 100% cash and no participation on the equity side? Thank you.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

Doug?

Doug Chappell - Renal Care Group, Inc. — General Counsel

I think, in terms of the sale process, we conducted a very ordered process. We did not shop the Company. Fresenius came in very strongly, indicated that they did not want to participate in an auction. We were advised, as indicated in the press release, by both Banc of America Securities and Morgan Stanley. Our merger agreement, as you’ll see, has a solid fiduciary out, so to the extent that there is any interest out there, our Board has the flexibility to address it.

In terms of the mix of consideration, I think that one is probably better handled by David or Gary.

David Dill - Renal Care Group, Inc. — CFO, EVP

Yes, this is David. We felt, from the very beginning of this process that Doug just outlined, that there were a lot of things that were important to us. The two things that were very important were certainty of closing and certainty of value as we went through this process. As Doug and Gary have elaborated all the financing conditions, the FTC conditions, we feel like we’ve got certainty of closing on this transaction, and we felt certainty of value. With thinly traded shares in the U.S., it got very complicated on how we quantify what is $48. One easy way to quantify $48 is for all-cash and we felt, given the circumstances, that was the right approach.

Operator

A follow-up question from Justin Lake of UBS.

Justin Lake - UBS Warburg — Analyst

Just two other quick questions — have you given the number of centers acquired in the quarter and patients?

David Dill - Renal Care Group, Inc. — CFO, EVP

I have not given number of centers acquired, but we did acquire, let’s see, roughly 450 patients during the quarter in programs in Cape Girardeau, Missouri, Lansing, Michigan and one unit in Beaverton, Oregon. There were a couple of other transactions that we announced on April 1 that aren’t included in that. In addition, we opened six de novo clinics. I will get back to you, Justin, on the number of clinics that were associated with the other acquisitions.

Justin Lake - UBS Warburg — Analyst

Okay, where there any other divestitures in the quarter?

David Dill - Renal Care Group, Inc. — CFO, EVP

I think there was one unit that we closed during the quarter.

Justin Lake - UBS Warburg — Analyst

One unit closed, okay. As far the revenue per treatment, the $6 gain there sequentially, you gave a couple of reasons for that; in particular, you talked about the impact of your annual price increase.

David Dill - Renal Care Group, Inc. — CFO, EVP

That’s right.

Justin Lake - UBS Warburg — Analyst

Give me an idea of what kind of percentage of that increase came from the price increase.

David Dill - Renal Care Group, Inc. — CFO, EVP

Of that increase, it’s probably broken out, 80% of that increase relates to our commercial price increase; a very small percentage of that increase relates both to the net effect of the Medicare changes that were implemented January 1, coupled with a very small change in the dosing of Epo through the Company.

Justin Lake - UBS Warburg — Analyst

Okay, so that 80% — I’m just thinking about the way contracting is set up. It would seem like most of the — if you put through a price increase, that’s going to be most contracts (indiscernible) negotiated or if, for Medicare, they are going to pay a fixed rate anyway. So, can you give me an idea if what percentage of your contracts pay off of gross charges — (multiple speakers)?

David Dill - Renal Care Group, Inc. — CFO, EVP

I will not.

Justin Lake - UBS Warburg — Analyst

You can’t?

David Dill - Renal Care Group, Inc. — CFO, EVP

No, I will not.

Justin Lake - UBS Warburg — Analyst

But those are really the only contracts that would be affected by a price increase. Am I understanding that correctly?

David Dill - Renal Care Group, Inc. — CFO, EVP

No, if you go back to the prepared comments that I made, we are constantly renegotiate rates with other payors throughout the country. They pay us on basises (sic) other than bill charges, or gross charges. They pay us a flat, blended rate for every treatment that we perform, so we’re constantly renegotiate those. There was some of that that happened during the quarter as well.

Justin Lake - UBS Warburg — Analyst

Okay, so out of that 80%, can you tell me how it broke down between the two or no?

David Dill - Renal Care Group, Inc. — CFO, EVP

No, I’m not!

Operator

There are no further questions at this time. Mr. Brukardt, please proceed with your closing remarks.

Gary Brukardt - Renal Care Group, Inc. — President, CEO

All right, thank you. We appreciate your taking time to listen to our call today, and we appreciate your interest in Renal Care Group, and have a great day.

Operator

Once again, we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.